FUQI International, Inc. Reports Fourth Quarter and Full Year 2008 Financial Results

-- 4Q08 Revenues Increase 135% to $129.5 Million –
-- 4Q08 Gross Margin Increases 340 Basis Points to 14.0% --
-- 4Q08 Net Income Increases to $9.7 Million, or $0.45 per Diluted Share –
-- FY08 Revenues Increase 152% to $367.6 Million –
-- FY08 Net Income Increases 107% to $27.9 Million, or $1.32 per Diluted Share –
-- Company Issues 2009 Financial Estimates --

SHENZHEN, China, March 31, 2009 -- FUQI International, Inc. (Nasdaq GM: FUQI) today announced financial results for the quarter and full year ended December 31, 2008.

"We are extremely pleased with our operating results for the fourth quarter and full year 2008, especially in light of current economic conditions. Our fourth quarter tends to be our strongest quarter of the season, due to Chinese New Year and certain western influenced celebrated holidays such as Christmas in China. We have maintained a strong balance sheet, with $129.4 million in working capital and no long term debt. Even in difficult market conditions, we believe that our strategy of building scale and scope through organic growth and through the acquisition of Temix has enabled us to continue to grow our business in both the wholesale and retail business and we are delighted with our initial results," commented Mr. Yu Kwai Chong, CEO and Chairman of Fuqi International.

Fourth-Quarter Financial Results

Revenues for the fourth quarter of 2008 increased 135% to $129.5 million from $55.1 million in the fourth quarter of 2007. The increase is primarily due to increases in sales volumes and selling prices in the Company's wholesale business as well as from slightly higher than expected revenues from the Company's retail operations. Wholesale revenue contributed approximately $123 million to overall revenues, representing year-over-year growth of approximately 127% and retail revenue contributed approximately $6.0 million to overall revenue for the quarter, which is a 9.0 times increase compared to the same period in the prior year.

Gross profit in the fourth quarter of 2008 increased 212% to $18.1 million from $5.8 million for the same period in the prior year. Gross profit margin for the fourth quarter of 2008 increased 340 basis points to 14.0% compared to 10.6% in the same period in the prior year. The improvement in gross margin was primarily derived from a slight increase in processing fees of the Company's products, which resulted primarily from an increase in sales price of precious metal jewelry, an expansion in retail presence by the Company's opening of more jewelry counters in new locations and acquisition of Temix's 50 retail outlets and an increase in original design manufacturing (ODM) processing income.

Operating expenses in the fourth quarter increased 247% to 5.9 million compared to $1.7 million in the prior year period. The increase was due to additional costs required to support expanded wholesale and retail operations, a growing revenue base, increased payroll expense, depreciation, business taxes, professional fees and expenses incurred as a publicly traded company. Income from operations for the fourth quarter increased to 195% to $12.1 million from $4.1 million in the fourth quarter of 2007.

Net Income for the fourth quarter of 2008 was $9.7 million, or $0.45 per diluted share, compared to $7.4 million, or $0.39 per diluted share in the same period of the prior year. Please note that in the fourth quarter of 2007, the Company benefited from a one-time gain of $4.2 million from a reversal of tax liabilities due to an exemption received from the tax authority in China. There was no such benefit in 2008.

On December 31, 2008, the Company had cash and cash equivalents of $56.6 million, compared with $63.3 million on December 31, 2007. Inventory of $44.4 million was down from the end of the third quarter of 2008, but up from the $29.6 million reported at the end of 2007. This reflects the Company's strategic expansion into the retail business, its acquisition of Temix, and its desire to have available product on hand to meet demand.

Financial Results for the Twelve Months ended December 31, 2008

For the twelve months ended December 31, 2008, net sales, which consist of gross sales net of returns, increased 152% to $367.6 million compared to $145.6 million for the previous year. Net sales from the wholesale business increased 147% to $356.4 million from $144.3 million in the prior year. Net sales from the retail business increased 8.2 times to $11.1 million from $1.2 million in the prior year.

Gross profit for 2008 increased 172% to $45.0 million compared to $16.5 million in the prior year. Gross margin increased to 12.2% from 11.3% in the prior year.

Total operating expenses for 2008 were $11.6 million, or 3.2% of net sales, compared to $4.0 million, or 2.8% of net sales, in the prior year.

Operating profit for 2008 increased 167% to $33.4 million compared to $12.5 million in the prior year. Operating margin for 2008 increased 50 basis points to 9.1% compared to 8.6% in the prior year.

Net income for 2008 was $27.9 million, or $1.32 per diluted share, compared to $13.5 million, or $0.86 per diluted share in the prior year.

2009 Financial Outlook

Mr. Chong continued, "We believe the long-term outlook for our wholesale and retail jewelry market in China remains positive. However, we plan to maintain a conservative guidance for 2009, factoring in our expectations for continued growth in our business. The jewelry market continues to be driven by demand that is embedded in our culture. Our customers celebrate important milestones with gifts of jewelry, and we expect that cultural tradition continues to enable Fuqi to grow organically. Furthermore, we will continue to look for reasonable opportunities to expand our reach through a prudent acquisition strategy."

For the first quarter, the Company anticipates total revenue of approximately $106-$108 million which includes wholesale and retail revenues. Net income in the first quarter is expected to be in the range of $6.8 - $7.7 million, or $0.31 - $0.35 per diluted share, based on a weighted average share count of 22.0 million shares.

For the full year 2009, the Company currently expects full-year revenue growth to be in the range of 18% to 22% over 2008. These estimates include both wholesale and retail revenues and exclude the impact from any potential acquisitions. The Company also anticipates consolidated net income growth to be in the range of 10% to 14%, and diluted EPS of $1.35-$1.41, based on a weighted average share count of 22.0 million shares.

Conference Call

The Company will conduct a conference call to discuss its fourth quarter and full year 2008 results today, Tuesday, March 31, 2009 before the market open at 8:00 am ET. Listeners may access the call by dialing #1-913-905-3226. To listen to the live webcast of the event, please go to http://www.viavid.net. A replay of the call will be available through April 7, 2009. Listeners may access the replay by dialing # 719-457-0820; Passcode: 4844847.

About FUQI International, Inc.

Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

The statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to our acquisition of Temix in August 2008, adverse capital and credit market conditions, the vulnerability of the Company's business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company's products; changes in the laws of the PRC that affect the Company's operations; the Company's recent entry into the retail jewelry market; competition from competitors; the Company's ability to obtain all necessary government certifications and/or licenses to conduct its business; development of a public trading market for the Company's securities; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

    For more information, please contact:

     FUQI International, Inc.
     Mr. Frederick Wong
     Chief Financial Officer
     Tel: +852-6199-0741 (Hong Kong)

     Ms. Charlene Hua
     EVP of Financial, Capital Market & Corporate Development
     Tel: +852-9468-2497 (Hong Kong)
     IR Email: IR@FuqiIntl.com

     ICR Inc.
     Bill Zima
     Phone:  1-203-682-8200 (Investor Relations)

Fuqi International, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

	Three-Months Ended,		Year Ended,
	December 31,		December 31,
	2008	2007	2008	2007
Net sales
Wholesale and
distribution	$123,459,921	$54,495,493	$356,471,362	$144,313,478
Retail	6,025,369	574,398	11,134,243	1,245,189
	129,485,290	55,069,891	367,605,605	145,558,667

Cost of sales
Wholesale and	106,028,635	48,826,036	313,645,557	128,110,346
distribution	5,378,938	424,044	8,975,792	934,531
Retail	111,407,573	49,250,080	322,621,349	129,044,877

Gross profit	18,077,717	5,819,811	44,984,256	16,513,790

Operating expenses:
Selling and
marketing	2,423,561	456,261	4,909,581	1,105,168
General and
administrative	3,492,957	1,218,389	6,715,682	2,919,140

Total operating
expenses	5,916,518	1,674,650	11,625,263	4,024,308

Income from
operations	12,161,199	4,145,161	33,358,993	12,489,482

Other income (expenses):
Interest expense	(349,707)	(324,323)	(1,436,661)	(1,238,505)
Interest income	102,742	160,371	122,792	166,230

Change of fair value
of inventory loan
payable	--	(391)	--	(46,083)
Exemption of tax
liabilities and
estimated penalty
payable	--	4,161,533	--	4,161,533
Gain from derivative
instrument	778,201	--	2,362,421	--
Miscellaneous	60,630	74,604	332,901	80,307

Total other
income (expenses)	591,866	4,071,794	1,381,453	3,123,482

Income before
provision for
income taxes	12,753,065	8,216,955	34,740,446	15,612,964

Provision for
income taxes	3,040,370	803,529	6,861,353	2,097,050

Net income	9,712,695	7,413,426	27,879,093	13,515914

Other comprehensive
income - foreign
currency translation
adjustments	129,033	1,999,641	6,635,489	2,552,910

Comprehensive
income	$9,841,728	$9,413,067	$34,514,582	$16,068,824

Earnings per share
- basic	$0.45	$0.39	$1.32	$0.96

Earnings per share
- diluted	$0.45	$0.39	$1.32	$0.86

Weighted average
number of common
shares - Basic	21,465,176	18,879,685	21,142,457	14,105,791

Weighted average
number of common
shares -Diluted	21,465,176	18,879,685	21,142,457	15,627,494

Fuqi International, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash	$56,569,733	$63,293,653
Restricted cash	--	410,700
Accounts receivable, including
amount due from related party of
$2,837,907 for 2008 and $0 for
2007, net of allowance for
doubtful accounts of $1,620,000
for 2008 and $470,000 for 2007	73,949,200	23,864,141
Value added taxes receivable	2,170,669	2,094,946
Inventories	44,409,645	29,639,236
Prepaid expenses and other current
assets	286,405	956,419
Advances to supplier	8,468,971	744,013
Gold future contracts	1,426,236	--
Deferred taxes	142,608	79,402
Total current assets	187,423,467	121,082,510

Property, equipment, and improvements,
net	3,400,642	1,495,861
Deposits	104,414	97,706
Acquired intangibles, net	3,197,344	--
Goodwill	583,269	--
Other assets	140,278	38,513

	$194,849,414	$122,714,590

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$21,944,904	$15,743,504
Line of Credit	--	1,369,000
Accounts payable and accrued
liabilities	11,969,849	662,662
Other payable, related parties	6,287,102	--
Accrued business tax	541,670	498,792
Customer deposits	14,474,178	5,278,534
Income tax payable	2,802,110	1,902,443
Total current liabilities	58,019,813	25,454,935

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par
value, 5,000,000 shares authorized,
none issued and outstanding	--	--
Common stock, $0.001 par value,
100,000,000 shares authorized,
shares issued and outstanding -
22,005,509 for 2008 and
20,924,843 for 2007	22,006	20,925
Additional Paid in capital	82,503,638	77,449,355
Accumulated foreign currency
translation adjustments	9,620,254	2,985,035
Retained earnings	44,683,433	16,804,340

Total stockholders' equity	136,829,601	97,259,655
	$194,849,414	$122,714,590

Fuqi International, Inc.
Condensed Consolidated Statement of Cash Flows
Increase (Decrease) in Cash

	Years Ended December 31,
	2008	2007
Cash flows provided by operating
activities:
Net income	$27,879,093	$13,515,914
Adjustments to reconcile net income
to net cash provided by (used for)
operating activities:
Depreciation and amortization	622,267	326,784
Provision for (reversal of
provision for) bad debt	1,103,249	251,746
Stock based compensation expense	1,034,204	701,856
Exemption of tax liabilities and
estimated penalty payable	--	(4,161,534)
Loss on disposal of fixed assets	18,270	--

Changes in operating assets and
liabilities, net of effects of
acquisition in 2008:
Accounts receivable	(48,922,304)	(13,590,622)
Value added taxes receivable	1,632,680	(2,153,866)
Inventories	(3,361,938)	(22,292,543)
Prepaid expenses and other current
assets	47,678	(809,178)
Advance to supplier	(7,632,120)	(744,013)
Gold future contracts	(1,407,762)	--
Deposits - short term	--	757,875
Deferred taxes	(57,006)	(46,395)
Other assets	(78,950)	4,215
Accounts payable and accrued
liabilities	10,766,389	906,006
Other payable, related parties	919,555	--
Customer deposits	8,718,812	3,811,563
Income tax payable	759,131	1,785,619
Net cash used for operating
activities	(7,958,752)	(21,736,573)

Cash flows provided by (used for) investing
activities:
Purchase of property, equipment and
improvements	(1,023,758)	(373,080)
Business acquisition	(6,498,195)	--
Decrease (Increase) in restricted cash	433,213	(395,413)
Net cash used for investing
activities	(7,088,740)	(768,493)

Cash flows provided by (used for) financing
activities:
Proceeds from short-term borrowing	$3,610,109	$1,977,066
Advance from a related party	953,069	--
Proceeds from exercise of warrants,
net of financing cost	--	2,755,509
Issuance of common stock related
initial public offering, net of
financing cost	--	66,788,527
Proceeds from loans borrowed from
stockholder	--	203,506
Repayments to loans payable to
stockholder	--	(642,295)
Net cash provided by financing
activities	4,563,178	71,082,313

Effect of exchange rate changes on cash	3,760,394	1,361,425

Net increase (decrease) in cash	(6,723,920)	49,938,672

Cash, beginning of period	63,293,653	13,354,981

Cash, end of period	$56,569,733	$63,293,653

Supplemental disclosure of cash flow information:

Interest paid	$1,388,040	$1,210,667

Income taxes paid	$6,157,628	$357,826

Non-cash activities:

Issuance of common stock for the
Temix acquisition	$4,021,160	$--

Non monetary exchanges related to
certain retail sales	$1,107,680	$--

Transfer of acquisition deposit as
a payment of the purchase price for
business acquisition	$722,022	$--